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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                  FORM 8-K
                               CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): August 8, 1997



                               Metrocall, Inc.
                               ---------------
           (Exact name of registrant as specified in its charter)



         Delaware                              0-21924                                        54-1215634
         --------                              -------                                        ----------
(State or other jurisdiction               (Commission                               (IRS Employer
of incorporation)                          file number)                              Identification No.)

                 6677 Richmond Highway, Alexandria, Virginia
                 -------------------------------------------
                   (Address of Prinicpal Executive Offices)

Registrant's telephone number, including area code: (703) 660-6677



                             Not Applicable
                         ----------------------
      (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

         On August 8, 1997, Metrocall, Inc. (the "Registrant" or "Metrocall") and ProNet Inc. ("ProNet") entered into an Agreement and Plan of Merger. Under the Merger Agreement, ProNet will merge into the Registrant (the "Merger").
The surviving corporation is expected to be the second largest paging company in the United States with over 4 million subscribers on a proforma basis.

        In the Merger, the Registrant will issue approximately 12.3 million shares of Metrocall common stock, into which ProNet common stock will be converted at a ratio of 0.90 Metrocall shares per ProNet share, as adjusted. ProNet currently has approximately 12.6 million shares outstanding, and agreements to issue approximately 1.1 million additional shares. The Board of Directors of the the Registrant after the merger will consist of 11 directors designated by Metrocall and 3 by ProNet.

         The number of Metrocall shares to be issued in the Merger, and the corresponding conversion ratio, will be adjusted as follows: 1) if ProNet's aggregate liabilities and working capital at closing exceeds certain targets, the number of shares will be reduced by the excess divided by $4.875; 2) if ProNet's annualized operating cash flow (earnings before interest, taxes, depreciation and amortization, as defined) is greater than 110% or less than 90% of certain agreed-upon targets, the number of shares will be increased or decreased by a number equal to 8 times the excess over 110% or shortfall below 90%, divided by $4.875; 3) if ProNet's new pagers inventory at closing is less than 50,000 (45,000 of which must be Motorola pagers), the number of shares will be reduced by the shortfall number times $50.00 divided by $4.875.

         The merger is subject to the approval of ProNet's and the Registrant's stockholders, and approval by the Registrant's stockholders of an increase in the Registrant's authorized common shares to 80 million. If ProNet's stockholders disapprove the Merger, or if ProNet's Board of Directors in the discharge of its fiduciary duty decides to accept a competing third-party offer for the company, ProNet will pay a termination fee of $4 million. In addition, ProNet has granted the Registrant an option to acquire up to 2,450,000 shares of common stock, representing approximately 19.4% of the currently issued and outstanding shares, at an exercise price of $5.40 per share. The option is exercisable in the event ProNet's Board withdraws its approval of the Merger or accepts a competing offer. The option caps the Registrant's total return upon exercise of the option (including the breakup fee and net value of the option) at 9.9% of the current equity value (as defined) of ProNet on the date of exercise.

         Stockholders representing approximately 32% of the Registrant's common stock have agreed to vote their shares in favor of the Merger and increase in authorized Metrocall common shares. If the Registrant's stockholders do not approve the transaction, the Registrant will pay ProNet a termination fee of $4 million.





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         The Registrant will refinance ProNet's existing bank debt through borrowings under its $350 million credit facility. The Registrant will also assume ProNet's $100 million, 11 7/8% Senior Subordinated Notes due 2005. The Merger will not result in a "change of control" under the subordinated debt indenture.

         The Merger Agreement is subject to other terms and conditions, including regulatory approvals, consents by the Registrant's banks, and final approval of previously-announced settlements of securities litigation involving ProNet. The Merger Agreement provides for the plaintiff class to recieve, in accordance with the settlements, Metrocall shares at the conversion ratio in lieu of 1 million ProNet shares, and a $2 million change of control payment. The Agreement is terminable by either party if the Merger does not close by March 31, 1998. The Agreement is also terminable by the Registrant if ProNet's annualized operating cash flow for any two months prior to closing is less than 80% of target cash flow.

         The foregoing summary of the terms of the Merger is qualified in its entirety by reference to the Merger Agreement, Option Agreement, and Stockholders Voting Agreement, which are included in the Exhibits hereto.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibit                   Description
-------                   -----------
   2.1                    Agreement and Plan of Merger between Metrocall, Inc.
                          and ProNet Inc.  dated August 8, 1997

   2.2                    Option Agreement between Metrocall, Inc. and ProNet
                          Inc. dated August 8, 1997

   2.3 Stockholders Voting Agreement between ProNet Inc. and certain stockholders of Metrocall, Inc. dated August
                          8, 1997





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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Date: August 11, 1997

                             METROCALL, INC.


                             By:    /s/ Vincent D. Kelly
                                -----------------------------------------------
                                      Vincent D. Kelly
                                      Chief Financial Officer and Treasurer





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                                 EXHIBIT INDEX

Exhibit                   Description
-------                   -----------
   2.1                    Agreement and Plan of Merger between Metrocall, Inc.
                          and ProNet Inc. dated August 8, 1997

   2.2                    Option Agreement between Metrocall, Inc. and ProNet
                          Inc. dated August 8, 1997

   2.3 Stockholders Voting Agreement between ProNet Inc. and certain stockholders of Metrocall, Inc. dated August
                          8, 1997





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